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                                                                   EXHIBIT 10.10


NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION



                                 NONCOMPETITION,

                       SEVERANCE AND EMPLOYMENT AGREEMENT

                                     BETWEEN

                 THE SOUTH FINANCIAL GROUP AND ANDREW B. CHENEY

         This Noncompetition, Severance and Employment Agreement (this" Agreement") is made and entered into on this 31st day of March, 2000, to be effective on the 15th day of February, 2000 (the "Effective Date"), by and between Andrew B. Cheney, an individual (the "Executive"), and The South Financial Group, a South Carolina corporation and financial institution holding company headquartered in Greenville, South Carolina (the "Company"). As used herein, the term "Company" shall include the Company and any and all of its subsidiaries where the context so applies.



                                   WITNESSETH

         WHEREAS, Citrus Bank, a banking subsidiary of the Company, is engaged in the business of banking in the State of Florida;

         WHEREAS, the Company's Board of Directors (the "Board") believes that the Executive will be instrumental in the success of the Company;

         WHEREAS, the Company desires to employ the Executive as President of Citrus Bank and in such other capacities as may be designated by the Board and Chief Executive Officer;

         WHEREAS, the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board;

         WHEREAS, the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as the President of Citrus Bank having such duties and responsibilities as are set forth in Section 3 below.

         2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

 "CHANGE IN CONTROL" shall mean:

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         (i) The acquisition, directly or indirectly, by any Person (other than
(A) any employee plan established by any "Corporation" [which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of
Section 414(b) and ( c ) and 1563 of the Internal Revenue Code of 1986, as amended], (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing an aggregate of25% or more of the combined voting power of the Company's then outstanding voting securities;

         (ii) During any period of up to two consecutive years, (not including any period prior to effective date) individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;

         (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent ( either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or
(C) a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets; or

         (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition of the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale, or

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         (v) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

"CAUSE" shall mean:

         (i) IN THE ABSENCE OF A CHANGE IN CONTROL: (a) fraud; (b) embezzlement;
(c) conviction of the Executive of any felony; (d) dereliction of duties; or (e) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement; (f) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the Business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (g) intentional material damage to the property or Business of the Company; (h) gross negligence; or (i) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

         (ii) AFTER a CHANGE IN CONTROL: (a) material criminal fraud, (b) gross negligence, (c) material dereliction of duties, (d) intentional material damage to the property or business of the Company, or (e) the commission of a material felony, in each case, as determined in the reasonable discretion of the Board, but only if (I) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice,
(4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company at a meeting of the Board called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

         "DISABILITY" OR "DISABLED" shall mean the Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis, with or without accommodation, for a period of six (6) months.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

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         "INVOLUNTARY TERMINATION" shall mean the termination of Executive's employment by the Executive following a Change in Control which is due to (i) a change of the Executive's responsibilities, position (including status as President of Citrus Bank, its successor or ultimate parent entity, office, title, reporting relationships or working conditions) authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately before the Change in Control); or (ii) a change in the terms or status (including the rolling three (3) year termination date) of this Agreement; or (iii) a substantial reduction in the Executive's compensation or benefits; or (iv) a forced relocation of the Executive outside the Jacksonville metropolitan area; or (v) a significant increase in the Executive's travel requirements.

         "PERSON" shall mean any individual, corporation, bank, partnership, joint venture, association, joint -stock company, trust, unincorporated organization or other entity.

         "PROTECTED INFORMATION" shall mean all business and other information relating to the business of the Company, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality .Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

         "VOLUNTARY TERMINATION" shall mean the termination by Executive of Executive's employment following a Change in Control which is not an Involuntary Termination as defined above.

         3. Duties. During the term hereof, the Executive shall have such duties and authority as are typical of the President of a company such as Citrus Bank, including, without limitation, those specified in the Company's Bylaws. Executive agrees that during the Term hereof, he will devote his full time, attention and energies to the diligent performance of his duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or
(iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive's performance of his duties hereunder.

         4. Term. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a rolling term of three years (the "Term") commencing on the date hereof. This Agreement shall be deemed to extend each month for an additional month automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and upon such notice, the "Term" of this Agreement shall be

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the two years following the date of such notice, and this Agreement shall terminate upon the expiration of such Term.

         5. Termination. This Agreement may be terminated as follows:

         5.1 The Company. The Company shall have the right to terminate Executive's employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive's death, or (iv) without Cause.

         5.1.1 If the Company terminates Executive's employment under this Agreement pursuant to clauses (i), (ii) or (iii) of Section 5.1, the Company's obligations hereunder shall cease as of the date of termination; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in
Section 5.2.3 below.

         5.1.2 If the Company terminates Executive pursuant to clause (iv) of
Section 5.1 and there has been a Change in Control, Executive shall be entitled to receive immediately as severance upon such termination, aggregate compensation and benefits provided in Section 6 equal to three times Executive's annual compensation being paid at the time of termination. If the Company terminates Executive pursuant to clause (iv) of Section 5.1 and in the absence of a Change in Control, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, an amount equal to the compensation and benefits that would otherwise be provided to Executive in Section 6 hereof for the remaining Term of this Agreement. For purposes of determining compensation which is not fixed ( such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the three year period immediately prior to the termination.

         5.1.3 In the event of such termination pursuant to clause (iv) of
Section 5.1, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans; (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non- qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this Section 5.1.3 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

         5.2 By Executive. Executive shall have the right to terminate his employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; (ii) there is a Voluntary Termination; or
(iii) there is an Involuntary Termination.

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         5.2.1 If Executive terminates his employment other than pursuant to clauses (i), (ii) or (iii) of Section 5.2, the Company's obligations under this Agreement shall cease as of the date of such termination and Executive shall be subject to the confidentiality provisions set forth in Section 8 hereof and the noncompetition provisions set forth in Section 9 hereof for a period of three
(3) years.

         5.2.2 If Executive terminates his employment hereunder pursuant to either clause (i) or clause (iii) of Section 5.2 and there has been a Change in Control, Executive shall be entitled to receive his base salary and other benefits due him through the termination date, less applicable taxes and other deductions, and receive immediately in a lump sum as severance, aggregate cash compensation provided in Section 6 equal to three times Executive's annual compensation being paid at the time of termination. If the Executive terminates his employment pursuant to clause (i) of Section 5.2 and in the absence of a Change in Control, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, an amount equal to one time Executive's annual compensation being paid at the time of termination. For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the three year period immediately prior to the termination.

         5.2.3 If Executive terminates his employment pursuant to clause (ii) of
Section 5.2, Executive shall be entitled to receive his base salary and other benefits due him through the termination date less applicable taxes and other deductions and receive immediately in a lump sum as severance aggregate compensation and benefits provided in Section 6 equal to one times Executive's annual compensation being paid at the time of Voluntary Termination. For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the three year period immediately prior to the termination.

         5.2.4 In addition, in the event of such termination pursuant to any of clauses (i) through (iii) of this Section 5.2, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (8) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans, and (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non- qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this Section cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

         6. Compensation. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such

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deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that his salary pursuant to Section 6.1 shall be payable not less frequently than monthly).

         6.1 Annual Salary. During the Term hereof, the Company shall pay to Executive a base annual salary established by the Board which for the first year of the Term shall be as set forth in the offer letter from the Company to the Executive dated January 14,2000. Executive's salary will be reviewed by the Board at the beginning of each of its fiscal years and, in the sole discretion of the Board, may be increased for such year.

         6.2 Annual Incentive Bonus. During the Term hereof, the Board may pay to Executive an annual incentive cash bonus in accordance with the terms of the Short Term Incentive Compensation Plan.

         6.3 Long Term Incentive Compensation Plan. During the Term hereof, the Board may pay to Executive long-term incentive cash bonuses in accordance with the Long Term Incentive Compensation Plan.

         6.4 Stock Options and Restricted Stock. During the Term hereof, the Board may grant Executive options to purchase Company Common Stock and restricted stock in accordance with the terms of the Company's Long Term Incentive Compensation Plan.

         6.5 Other Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits. The Company agrees to provide Executive a monthly automobile allowance of $750, grossed up for income and employment withholding taxes, plus reimbursement for insurance, gasoline, and maintenance expenses for the automobile that is primarily used by Executive for business purposes. The Company also agrees to provide Executive with reasonable club dues for one country club and one business club. Executive shall also be entitled to participate in all other benefits accorded general Company employees, including the Company medical plan, dental plan, long-term disability plan, life insurance, accidental death and dismemberment, 401(k) savings plan, employee stock ownership plan (ESOP), and flexible benefits program. These benefits are subject to certain plan restrictions, including pre-existing conditions and waiting periods. Executive will be able to participate in the Employee Stock Purchase Plan (ESPP) the first plan quarter following his one-year anniversary date.

         7. Gross-Up of Termination Payments. It is the intention of the parties that (i) the net amount of all Termination Payments provided under Section 5.1.2 retained by the Executive after deduction for and payment of all applicable federal, state and local taxes (the "Withholding Taxes") payable by or on behalf of the Executive shall be equal to the gross amount of the Termination Payments without regard to any such deductions or payments (the "Net Termination Payments") and (ii) the net amount of all other payments or benefits received or to be received by the Executive from the Company or one of its benefit plans as a direct or indirect result of or in connection with a Change in Control or in connection with Termination within one year of a change in Control, from whatever source other than a Termination Payment (the "Other Payments"), that are or become subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue code of 1986 or any successor statute, rule or regulation of similar effect (the "Code"), shall be equal to the gross amount of the Other Payments without regard to deduction or payment or any such Excise Tax. Accordingly, the Termination Payments otherwise payable hereunder shall be increased by an amount of cash (the "Withholding Gross-Up Payment") equal to all Withholding Taxes payable by or on behalf of the Executive in respect of the Termination Payments, including any

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Withholding Taxes as may be due in respect of such additional amounts to be paid pursuant to this sentence as will result in the Executive actually retaining an amount equal to the Net Termination Payments. In addition, if the sum of the Termination Payments, the Withholding Gross Up Payment and the Other Payments (the "Total Payments") are or become subject to the Excise Tax, the Company shall pay the Executive within 30 days of the Termination Date an additional cash amount (the "Excise Gross-Up Payment") such that the net amount actually retained by the Executive, after deduction for or payment of any Excise Tax on the Total Payments and the sum of any Withholding Taxes upon the payment provided by this sentence shall be equal to the Total Payments (the "Net Total Payments"). For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following shall apply:

         (a) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) described in clause (a) above do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b )( 4) of the Code;

         b) the amount of the Termination Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:

         (i) the total amount of the Termination Payments; and

         (ii) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clauses (a) and (b) above).

         (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

         (d) the Executive shall be deemed to pay federal income taxes, and state and local income taxes in the state and locality of the Executive's residence on the date of Termination, at the highest marginal rate of income taxation in effect in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.

Provided, that in the event the Excise Tax or Withholding Taxes are subsequently determined to be less than the amounts taken into account hereunder at the time of the payment of the Withholding Gross Up Payments or the Excise Tax Gross Up Payment, the Executive shall repay the Company the portion of such payments attributable to such reduction, or in the event that the Excise Tax or the Withholding Taxes are subsequently determined to exceed the amount taken into account hereunder at the time of the payment of the Withholding Gross Up Payment or the Excise Tax Gross Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of such payments), to make the Executive whole, the Company shall make an additional gross-up payment in respect of such excess. Payment shall be made within 30 days after the final determination of the amount of the reduction or excess, as the case may be, together with interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code.

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         8. Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Protected Information relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. After termination of Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Company's equipment and other materials in his possession or control. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         9. Noncompetition and Nonsolicitation Agreement. If this Agreement is terminated by the Company pursuant to Section 5.1(i) or (iv) or by Executive pursuant to Section 5.2(i) or (iii), Executive shall not enter into an employment relationship or a consulting arrangement with any other bank, thrift, lending or financial institution of any type headquartered or having a physical presence in the states of Florida and South Carolina (hereinafter a "competitor") within three years of the anniversary of the date of the Change in Control (the "Noncompete Period"). The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. In the event that Executive's employment is terminated for any reason following a Change in Control (whether by the Company or Executive), it is expressly acknowledged that there shall be no limitation on any activity of Executive, including direct competition with the Company or its successor, and Company shall not be entitled to injunctive relief with respect to any such activities of Executive.

         9.1 During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Company to leave the employ of Company, including but not limited to a competitor, or in any way interfere with the relationship between Company and any employee thereof, (ii) hire any person who was an employee of Company or any subsidiary at any time during the time that Executive was employed by Company, or (iii) induce or attempt to induce any customer, supplier, or other entity in a business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or business relation and Company or do business with a competitor.

         9.2 Solely in consideration of Executive's promises set forth in this
Section 9 (and in addition to any other severance compensation provided in this Agreement), upon termination of the Executive pursuant to the terms contained in this Section 9, Company agrees to pay Executive an amount equal to three (3) times the Executive's annual cash compensation as provided in Sections 6.1 and
6.2 being paid at the time of commencement of the Noncompete Period. For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the three year period immediately prior to the termination. The amount payable under this Section 9.2 shall be in three annual installments beginning on

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the first day of the Noncompete Period or as soon thereafter as practicable and on the two subsequent anniversaries thereof.


         9.3 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 9 are reasonable.

         9.4 In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

         10. Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.

         11. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:


To the Company:   The South Financial Group 102 South Main Street
                  Greenville, South Carolina 29601
                  Attn: Chairman of the Board

To Executive:     Mr. Andrew B. Cheney
                  2110 River Road
                  Jacksonville, FL 32207

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         12 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         13. Remedies in the Absence of a Change in Control. The terms of this Section will apply in the absence of a Change in Control.

         13.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach

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

this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

         13.2 All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

         13.3 In the event that the Executive is reasonably required to engage legal counsel to enforce his rights hereunder against the Company, Executive shall be entitled to receive from the Company his reasonable attorneys' fees and costs; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

         14. Remedies in the Event of a Change in Control. The terms of this Section shall apply in the event of a Change of Control.

         14.1 The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company. All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement shall be decided under and governed by the laws of the State of South Carolina.

         14.2 The Company is aware that upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change of Control, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this

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

Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

         15. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement Or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         16. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         17. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           EXECUTIVE


                                           /s/ Andrew B. Cheney
                                           -------------------------------------
                                           Andrew B. Cheney


                                           THE SOUTH FINANCIAL GROUP


                                           By: /s/ William S. Hummers III
                                               ---------------------------------
                                           William S. Hummers III
                                           Executive Vice President


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